EXHIBIT 10.17

April 7, 2011

To:	Spur Ranch, Inc. 500 N Capital of Texas Hwy Bldg 3, Ste 100 Austin, Texas 78746

To the Board of Directors,

I, Jeremy Stobie, hereby resign as an officer and director of Spur Ranch, Inc, effective immediately as of the date first written above. Payment of separation pay shall be made in accordance with the separation and transfer agreement dated April 7, 2011.

Sincerely,

/s/ Jeremy Stobie

Jeremy Stobie